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                                                                    EXHIBIT 5.1


                                  June 27, 1996



Printrak International Inc.
1250 North Tustin Avenue
Anaheim, California  92807

          RE:  REGISTRATION STATEMENT ON FORM S-1 -- REGISTRATION NO. 333-4610

Ladies and Gentlemen:

     At your request, we have examined Registration Statement on Form S-1, Registration No. 333-4610, filed by Printrak International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on May 3, 1996 (as amended, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,875,000 shares of Common Stock, $.0001 par value per share, of the Company (the "Common Stock"). Said shares of Common Stock, which include 375,000 shares which will be subject to an over-allotment option to be granted to the underwriters by the Company, are to be sold to the underwriters as described in the Registration Statement for sale to the public.

     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the shares of the Common Stock.

     Based on the foregoing, and subject to compliance with applicable state securities laws, it is our opinion that the 2,875,000 shares of Common Stock, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

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Printrak International Inc.
June 27, 1996
Page 2


     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ STRADLING, YOCCA, CARLSON & RAUTH